NON-COMPETITION AGREEMENT

	THIS AGREEMENT dated as of February 26, 2014 (the "Agreement") by and between SCIENTIFIC INDUSTRIES, INC., (the "Company"), with the principal office of both at 70 Orville Drive, Bohemia, NY 11716 and James Maloy who resides at 252 Roseland Avenue, Essex Fells, NJ
07021 ("JM").

	WHEREAS, the Company is acquiring on this date by assignment and sale from Fulcrum, Inc., a New Jersey corporation ("Assignor") in accordance with the Asset Purchase Agreement dated as of February 26, 2014 by and among the Company, Assignor, JM and Karl Nowosielski (the "Purchase Agreement"), substantially all of the assets of Assignor including, without limitation, the rights to Assignor's Balance and Scale Business (as defined in the Purchase Agreement);

        WHEREAS, it is a condition to the Company's execution and delivery of the Purchase Agreement and performance of its obligations thereunder that JM enter into this Non-Competition Agreement with the Company.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Non-Competition; Non-Solicitation.

      (a)	In order to induce the Company to execute and deliver
the Purchase Agreement and in consideration for the payment to JM of $135,000 ("Cash Consideration"), JM hereby agrees that during the Non-Competition Period, JM shall not, within the Non-Competition Area (as defined in Section 2 below), except as may be otherwise agreed by the Company in writing (i) perform services or otherwise act in any capacity (including without limitation as an employee, independent contractor, officer, director or consultant) for, or otherwise be engaged by or have any financial interest in or affiliation with, any individual corporation, partnership or any other entity involved in or which involves or relates to one or more of the Competitive Activities (as defined in Section 2 below); (ii) perform services (including without limitation as an employee, independent contractor, officer, director or consultant) for, or otherwise be engaged by or have any financial interest in or affiliation with any individual corporation, partnership or any other Competitor Entity (as defined in Section 2 below); or (ii) own 5% or more in the aggregate of the outstanding equity interests of any Competitor Entity. Notwithstanding the foregoing, nothing contained in this Paragraph 1 shall prevent JM from being an officer, director, employee or partner or owning an equity interest in a lessor or sublessor of a facility of which the Company is the lessee or sublessee at the time of the purchase.

      (b)	During the Non-Competition Period neither JM nor any
of his affiliates will, directly or indirectly: (i) recruit, solicit or otherwise induce or influence any employee of the Company, or a direct or indirect subsidiary of the Company (the "SI Group") or a sales agent, joint venturer, lessor, supplier, agent, buyer or any other person who or which was an employee of or engaged by an SI Group member or has or had during the Non-Competition Period or during the one year period initially preceding the commencement of the Non-Competition Period a business relationship with a member of the SI Group, to discontinue, reduce or adversely modify such employment, agency or business relationship with a SI Group member or (ii) employ or seek to employ or cause any person to employ or seek to employ any person or agent who is employed or retained by a member of SI Group.

      (c)	Definitions.  For purposes of this Agreement, the
defined terms set forth below shall have the following meanings:

(i)	"Competitive Activities" shall mean (i) developing or
providing products or services which compete with the Balance and Scale Business of the Company; (ii) soliciting or endeavoring to entice away any person or entity who is or was a customer of the Company or any of is subsidiaries (collectively, a "Protected Entity") or encouraging any such person or entity to use any products or services which compete with the Balance and Scale Business of the Company; (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clauses (i) or (ii) above and (iv) directly or indirectly soliciting, recruiting or hiring any person employed by a Protected Entity; provided however this covenant shall not be deemed breached as a result of the ownership by Assignor or any Major Stockholder and their respective Affiliates of less than an aggregate of five (5%) percent of any class of stock of any publicly-traded entity engaged in Competitive Activities;

(ii)	"Competitor Entity" shall mean any entity engaged in
Competitive Activities.

(iii)	"Non-Competition Period" shall mean the period commencing
on the Closing Date as defined in the Purchase Agreement and ending on the fifth anniversary thereof.

(iv)	"Restricted Area" shall mean the United States, Canada,
Central America and South America.

      2.	JM acknowledges and agrees that the Company or
its affiliates may be damaged irreparably in the event any of the provisions of this Agreement are breached. Accordingly, JM agrees that the Company or SI shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the matter, without being required to secure a bond, in addition to any other remedy to which it may be entitled, at law or in equity. Without limiting the foregoing, JM shall be obligated to repay to the Company the Cash Consideration upon a material breach of his obligations under this Agreement.

      3.	If the final judgment of a court of competent
jurisdiction declares that any term or provision of Section 1 above, is invalid or unenforceable, the parties to this Agreement agree that

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the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      4.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK
WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION
OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER
JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY
JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      5.	Each party submits exclusively to the jurisdiction
of any state or federal court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. A party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address set forth in the first paragraph of this Agreement, unless notified of a different address in writing by the party to be served.


SCIENTIFIC INDUSTRIES, INC. 		      	JAMES MALOY

         /s/ Helena R. Santos                   /s/ James Maloy
By:	____________________________		_______________________
	Helena R. Santos, President